AMCAP Fund

February 28, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$48,052
Class B	$0
Class C	$0
Class F1	$8,355
Class F2	$5,788
Total	$62,195
Class 529-A	$2,020
Class 529-B	$0
Class 529-C	$0
Class 529-E	$6
Class 529-F1	$219
Class R-1	$0
Class R-2	$0
Class R-3	$93
Class R-4	$1,993
Class R-5	$4,991
Class R-6	$18,816
Total	$28,138

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0672
Class B	$ -
Class C	$ -
Class F1	$0.0817
Class F2	$0.1167
Class 529-A	$0.0533
Class 529-B	$ -
Class 529-C	$ -
Class 529-E	$0.0028
Class 529-F1	$0.0988
Class R-1	$ -
Class R-2	$ -
Class R-3	$0.0028
Class R-4	$0.0721
Class R-5	$0.1301
Class R-6	$0.1470

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	790,971
Class B	7,289
Class C	54,719
Class F1	107,051
Class F2	69,336
Total	1,029,366
Class 529-A	42,075
Class 529-B	1,170
Class 529-C	11,186
Class 529-E	2,215
Class 529-F1	2,522
Class R-1	3,319
Class R-2	20,606
Class R-3	36,279
Class R-4	32,407
Class R-5	42,778
Class R-6	155,325
Total	349,882

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$28.53
Class B	$26.78
Class C	$26.52
Class F1	$28.36
Class F2	$28.61
Class 529-A	$28.35
Class 529-B	$26.66
Class 529-C	$26.68
Class 529-E	$27.94
Class 529-F1	$28.43
Class R-1	$27.05
Class R-2	$27.02
Class R-3	$28.05
Class R-4	$28.36
Class R-5	$28.72
Class R-6	$28.66